Exhibit 4.2
THIRD AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
     This Third Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 24, 2009, by and among Carbonite, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A attached hereto (the “Investors”).
     A. The Company and certain of the Investors previously entered into a Second Amended and Restated Investors’ Rights Agreement dated as of April 20, 2007, which was amended by Amendment No. 1 dated December 17, 2007 and Amendment No. 2 dated August 27, 2008 (as amended to date, the “Original Investor Rights Agreement”) in connection with the issuance of the Company’s Series A Preferred Stock (the “Series A Stock”), Series A-1 Preferred Stock (the “Series A-1 Stock”), Series A-2 Preferred Stock (the “Series A-2 Stock”), Series B Preferred Stock (the “Series B Stock”), Series B-2 Preferred Stock (the “Series B-2 Stock”) and the Series C Preferred Stock (the “Series C Stock”) pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of September 14, 2005 (the “Series A Agreement”), that certain Series A-1 Preferred Stock Purchase Agreement dated as of December 12, 2005, as amended (the “Series A-1 Agreement”), that certain Series A-2 Preferred Stock Purchase Agreement dated as of September 12, 2006 (the “Series A-2 Agreement”), that certain Series B Preferred Stock Purchase Agreement dated as of April 20, 2007 (the “Series B Agreement”), that certain Series B-2 Preferred Stock Purchase Agreement dated as of December 17, 2007 (the “Series B-2 Agreement”), and that certain Series C Preferred Stock Purchase Agreement dated as of August 27, 2008 (the “Series C Agreement”), respectively.
     B. Certain of the Investors have agreed to purchase from the Company, and the Company has agreed to sell to such Investors, shares of the Company’s Series D Preferred Stock (the “Series D Stock”) on the terms and conditions set forth in that certain Series D Preferred Stock Purchase Agreement, dated of even date herewith by and among the Company and such Investors (the “Series D Agreement”).
     C. In connection with the issuance and sale of the Series D Stock pursuant to the Series D Agreement, the Company and the Investors desire to amend and restate further the Original Investor Rights Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree that the Original Investor Rights Agreement shall be amended and restated to read in its entirety as follows:
1. INFORMATION RIGHTS.
          1.1 Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, the Company will, for so long as such Investor (together with such Investor’s affiliated entities and persons) holds (i) not less than 200,000 shares of Series B Stock (or 600,000 shares of the Common Stock issued upon conversion of the Series B Stock, or a combination of both) or (ii) not less than 60,000 shares of Series B-2 Stock (or 180,000 shares of the Common Stock issued upon conversion of the Series B-2 Stock, or a combination of both) or (iii) not less than 50,000 shares of Series C Stock (or 150,000 shares of the Common Stock issued upon conversion of the Series C Stock, or a combination of both) or (iv) with respect to Sections 1.1(a), (b), (e) and (f), any shares of Series D Stock (or shares of the Common Stock issued upon conversion of the Series D Stock), or (v) with respect to Sections 1.1(c) and (d), not less than 50,000 shares of Series D Stock (or 150,000 shares of the Common Stock issued upon conversion of the Series D Stock, or a combination of both) or (vi) at least five percent (5%) of the Company’s capital stock on a fully diluted basis:
               (a) Annual Reports. Furnish to such Investor, as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants;
               (b) Quarterly Reports. Furnish to such Investor as soon as practicable, and in any case within forty-five (45) days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income, and an unaudited Statement of Cash Flows, together with a comparison to the Company’s operating plan and budget by the Chief Financial Officer of the Company explaining any significant differences in the statements from the Company’s operating plan and budget for the period and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company, for the fiscal quarter covered;
               (c) Monthly Reports. Furnish to such Investor as soon as practicable, and in any case within thirty (30) days after the end of each calendar month (except the last month of the Company’s fiscal year), monthly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows, together with a comparison to the Company’s operating plan and budget by the Chief Financial Officer of the Company explaining any significant differences in the statements from the Company’s operating plan and budget for the month covered and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the month covered;
               (d) Annual Budget. Furnish to such Investor as soon as practicable and in any event no later than thirty (30) days prior to the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. The Company shall also furnish to such Investor, within a reasonable time of its preparation, amendments to the annual budget, if any;
               (e) Capitalization Information. Furnish to such Investor promptly following the end of each quarter an up-to-date capitalization table of the Company, certified by the Chief Financial Officer of the Company; and
               (f) Inspection Rights. Each such Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 1.1(f) with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.”
          1.2 Termination of Certain Rights. The Company’s obligations under Sections 1.1 above will terminate (i) with respect to each series of Preferred Stock, upon the closing of the Company’s underwritten initial public offering of Common Stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the "Securities Act”) in connection with which such series of Preferred Stock has converted into shares of Common Stock of the Company, or (ii) upon a Deemed Liquidation (as defined in Section 3.7 of Article IV of the Company’s Seventh Amended and Restated Certificate of Incorporation (such Seventh Amended and Restated Certificate of Incorporation, as further amended from time to time, the “Restated Certificate”).
2. REGISTRATION RIGHTS.
     2.1 Definitions. For purposes of this Section 2:
               (a) Registration. The terms “register”, “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
               (b) Registrable Securities. The term “Registrable Securities” means: (1) all shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series A Stock issued under the Series A Agreement, the conversion of any shares of Series A-1 Stock issued under the Series A-1 Agreement, the conversion of any shares of Series A-2 Stock issued under the Series A-2 Agreement, the conversion of any shares of Series B Stock issued under the Series B Agreement, the conversion of any shares of Series B-2 Stock issued under the Series B-2 Agreement, the conversion of any shares of Series C Stock issued under the Series C Agreement, or the conversion of any shares of Series D Stock issued under the Series D Agreement, and (2) any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) (i) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.
               (c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

               (d) Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Stock, Series A-1 Stock, Series A-2 Stock, Series B Stock, Series B-2 Stock, Series C Stock or Series D Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that the Company shall in no event be obligated to register shares of any series of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
               (e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (f) SEC. The term “SEC” means the U.S. Securities and Exchange Commission.
     2.2 Demand Registration.
               (a) Request by Holders. If the Company shall receive at any time after the earlier of September 14, 2012, or six (6) months after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act, a written request from the Holders of at least thirty-five percent (35%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and include in such registration by notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Ten Million Dollars ($10,000,000).
               (b) Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the Request Notice referred to in subsection 2.2(a). The Initiating Holders shall select the managing underwriter or underwriters for such registration, subject to the consent of the Company, which shall not be unreasonably withheld. In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with the managing underwriter or underwriters selected for such underwriting by the Initiating Holders (and approved by the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
               (c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2 and shall only be required to effect one (1) registration pursuant to his Section 2.2 in any twelve (12) month period.
               (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.
               (e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including, without limitation, all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, not to exceed Twenty-Five Thousand Dollars ($25,000) (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 2.2.
          2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
               (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement with the managing underwriter or underwriter(s) selected by the Company or the applicable stockholders, as the case may be, for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement; on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided however, that the, right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering or an offering solely by stockholders of the Company exercising demand registration rights, from which all Registrable Securities may be excluded; and (ii) all shares that are not Registrable Securities and are held by persons who are employees or directors of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
               (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, not to exceed Twenty-Five Thousand Dollars ($25,000) (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number, of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.
          2.4 Form S-3 Registration. In case the Company shall receive from any Holder, or Holders of at least ten percent (10%) of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:
               (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor to all other Holders of Registrable Securities.
               (b) Registration. As soon as practicable, effect such registration as may be so requested and qualify or comply with such other rules and regulations as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
                    (1) if Form S-3 is not available for such offering;
                    (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public of less than Two Million Five Hundred Thousand Dollars ($2,500,000);

                    (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4;
                    (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or
                    (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
               (c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders, not to exceed Twenty-Five Thousand Dollars ($25,000), and counsel for the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the tune it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.
               (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.
          2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:
               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.
               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
               (d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering, and each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.
               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be, delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
          2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.
          2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
               (a) By the Company. To the extent permitted by law and subject to the limitations set forth in this Section 2.8, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):
                    (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or
                    (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
                    (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.
The Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim; damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.
               (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
               (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be, pursuant to an opinion of the indemnified party’s counsel, inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.
               (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.
               (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (2) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
               (f) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement.
     2.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:
               (a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement;
               (b) (i) all officers and directors of the Company then holding Common Stock of the Company and (ii) all stockholders holding in the aggregate at least five percent (5%) of the total equity of the Company, enter into similar agreements; and
               (c) any discretionary waiver or termination of the restrictions set forth in such agreement or this Section 2.9 by the Company or the underwriters shall apply to all Holders on a pro rata basis according to the total number of Registrable Securities owned by each Holder.
For purposes of this Section 2.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
          2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
               (b) Use reasonable, diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has, become subject to such reporting requirements); and
               (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).
          2.11 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to this Section 2, and all registration rights set forth in Sections 2.2, 2.3 and 2.4 shall terminate, on the earlier of: (a) five (5) years after the closing date of the Company’s initial public offering; (b) consummation of a Deemed Liquidation (as defined in Section 3.7 of Article IV of the Company’s Restated Certificate) or (c) the date on which all Registrable Securities proposed to be sold by a Holder may, in the opinion of counsel to the Company, be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.
          2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a), or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.2.
3. RIGHT OF FIRST REFUSAL.
          3.1 General. Each Holder (as defined in Section 2.1(d)) and any party to whom such Holder’s rights under this Section 3 have been duly assigned in accordance with this Agreement (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined herein), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement. A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) the number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible. For purposes of this Agreement, “Preferred Stock” shall mean the Company’s outstanding Series A Stock, Series A-1 Stock, Series A-2 Stock, Series B Stock, Series B-2 Stock, Series C Stock and Series D Stock.
          3.2 New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:
               (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of any series of Preferred Stock;
               (b) up to 3,601,551 shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any of its subsidiaries pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board of Directors (such number of shares to be calculated net of any repurchases of such shares by the Company and net of any such expired or terminated options, warrants or rights and to be proportionally adjusted to reflect any subsequent stock split, stock dividend or the like); provided, that the reference to such number of shares of Common Stock set forth herein shall automatically be deemed amended to mirror the number of shares available for issuance pursuant to the Company’s 2005 Stock Incentive Plan if such plan is further amended by the Company’s stockholders with respect to the number of shares of Common Stock available for issuance under such plan;
               (c) up to 100,000 shares of the Company’s Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable to parties that are providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board of Directors;

               (d) shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Company’s Board of Directors;
               (e) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of the Restated Certificate and any securities issuable upon the conversion thereof;
               (f) shares of Common Stock issued pursuant to stock split, stock dividend or the like;
               (g) shares of Common Stock issued or issuable in a public offering where (1) prior to or in connection with such public offering all outstanding shares of Preferred Stock will be converted to Common Stock or (2) the filing of the first registration statement related to such public offering occurs prior to the first anniversary of the date on which the first shares of Series D Stock were issued by the Company; and
               (h) 3,772 shares of Series A-2 Preferred Stock issued or issuable pursuant to a Preferred Stock Purchase Warrant to be issued to Square One Bank or its affiliates or permitted transferees.
          3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.1 hereof. Each Rights Holder shall have twenty (20) days from the date such Notice is effective, as determined pursuant to Section 6.1 hereof based upon the manner or method of notice, to agree in writing to (i) purchase such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share) and (ii) if electing to purchase such Pro Rata Shares of New Securities, such Rights Holder’s intention to purchase any shares pursuant to any rights to overallotment (as described below). If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities (and shall forfeit any right to overallotment) that he, she or it did not so agree to purchase. Each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) shall also have a right of overallotment such that such Purchasing Holder may purchase a portion of any Nonpurchasing Holder’s unpurchased Pro Rata Share of such offering of New Securities on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders. If a Purchasing Holder elects to exercise his overallotment rights, he shall so agree within the same 20-day period from the date such Notice is effective.
               3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) day period, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.
               3.5 Termination. This right of first refusal shall terminate (a) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to, the public or (b) upon the consummation of a Deemed Liquidation (as defined in the Company’s Restated Certificate).
     4. ASSIGNMENT AND AMENDMENT.
4.1	Assignment. Notwithstanding anything herein to the contrary:
               (a) Information Rights. The rights of an Investor under Section 1 hereof may be assigned only to a party who acquires from an Investor (or an Investor’s permitted assigns) at least that minimum number of shares of any series of Preferred Stock or an equivalent number (on an as-converted basis) of shares of Common Stock as described in Section 1.1.
               (b) Registration Rights; Refusal Rights. The registration rights of a Holder under Section 2 hereof and the rights of first refusal of a Rights Holder under Section 3 hereof may be assigned only to a party who acquires at least 50,000 shares of any series of Preferred Stock issued under the Series A Agreement, the Series A-1 Agreement, the Series A-2 Agreement, the Series B Agreement, the Series B-2 Agreement, the Series C Agreement or the Series D Agreement, as applicable, and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof; provided, however that the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4. The foregoing assignments of the registration rights under Section 2 and rights of first refusal under Section 3 may be made without the Company’s consent so long as the Company is provided written notice, and if the assignment is to a partner, affiliate, stockholder, parent, child or spouse of the holder or to the holder’s estate, such assignment may be made without obtaining the minimum number of shares of the Registrable Securities noted above.

               (c) Notwithstanding any other provision of this Agreement or any other provision of any other agreement among some or all of the parties hereto, Menlo Ventures X, L.P., Menlo Entrepreneurs Fund X, L.P. and MMEF X, L.P. and any Menlo Ventures Party may, from time to time, transfer all or any portion of the shares of capital stock of the Company that any such entity owns to any affiliate of MV Management X, L.L.C. (each a “Menlo Ventures Party”); provided, however, that the Menlo Ventures Party to whom shares are transferred must first agree, in writing, to be bound by the terms of this Agreement and any Related Agreement (as defined in the Series B Agreement and as each such Related Agreement may be amended from time to time).
          4.2 Amendment and Waiver of Rights. Except as otherwise expressly provided, any provision of this Agreement may be amended and the obligations of the Company and the rights of the Holders under this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and the holders (and/or any of their permitted successors or assigns) of at least a majority of the then-outstanding Registrable Securities; provided, however, that any amendment or waiver of Section 2 of this Agreement only with the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of then-outstanding Registrable Securities. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company; provided, however, that any amendment or waiver of a provision of this Agreement that applies to a particular Holder or Investor but does not affect all Holders or Investors in a proportionately similar manner shall not be effected without the written consent of the Holder or Investor affected in the dissimilar manner.
     5. ADDITIONAL COVENANTS.
          5.1 Matters Requiring Non-Employee Director Approval. So long as the Investors who originally purchased shares (the “Original Investors”) of Series A Stock, Series A-1 Stock, Series A-2 Stock, Series B Stock, Series B-2 Stock, Series C Stock or Series D Stock pursuant to the Series A Agreement, the Series A-1 Agreement, the Series A-2 Agreement, the Series B Agreement, the Series B-2 Agreement, the Series C Agreement and the Series D Agreement, respectively, continue to hold at least forty percent (40%) of the outstanding Series A Stock, Series A-1 Stock, Series A-2 Stock, Series B Stock, Series B-2 Stock, Series C Stock and Series D Stock, in the aggregate, the Company will not, without the approval of a majority of the members of the Board of Directors of the Company who are not employees of the Company:
               (a) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or employee or director of the Company;
               (b) guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
               (c) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000, or obligations issued or guaranteed by the United States of America;

               (d) enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person except transactions resulting in payments to or by the Company in an amount less than $100,000 per year, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;
               (e) hire, fire or change the compensation of the executive officers, including approving any options that are components of such compensation arrangements; or
               (f) sell, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business.
          5.2 Stock Vesting. For so long as the any series of Preferred Stock remains outstanding, all options, stock and stock equivalents issued by the Company to employees, directors, consultants or other service providers of the Company after the Closing of the transactions contemplated by this Agreement shall vest as follows: twenty-five percent (25%) of the shares one (1) year following the vesting commencement dates, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the next three (3) years, unless the Company’s Board of Directors approves different vesting terms (which approval must include the consent of at least one director designated by the holders of Series A Stock, Series A-1 Stock and Series A-2 Stock (together), the Series B Stock or the Series D Stock). The Company shall have a repurchase option that provides that upon the termination of an employment, consulting or service providing relationship, with or without cause, or upon a director’s departure from the Board of Directors, the Company shall have the option to repurchase all unvested shares of restricted stock held by such shareholder.
          5.3 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.
          5.4 Key Person Insurance. Until the earlier of the date on which the Preferred Stock is no longer outstanding or the applicable Founder (as defined herein) is no longer employed by the Company, the Company shall maintain life insurance on David Friend and Jeffry Flowers (the “Founders”) in an amount satisfactory to the Board of Directors of the Company with proceeds of such insurance policy payable to the Company.
          5.5 Business Insurance. The Company has, and shall maintain, general business insurance policies in order to allow the Company to replace any of its properties that may be destroyed or damaged, such insurance, as currently in place, is for amounts and with insurers that are reasonably satisfactory to the Board of Directors of the Company.
          5.6 Non-Disclosure and Proprietary Rights Agreements. The Company shall have each new and existing employee, consultant and service provider with access to any confidential information or trade secrets of the Company enter into a non-disclosure and proprietary rights assignment agreement for so long as any shares of Preferred Stock remain outstanding.

          5.7 Board of Directors Matters. For so long as the holders of the Series A Stock, the holders of the Series A-1 Stock and Series A-2 Stock (together), the holders of Series B Stock or the holders of Series D Stock have the right to designate a member of the Board of Directors of the Company, whether pursuant to contract or the Company’s Restated Certificate:
               (a) Meetings. The Board of Directors shall meet at least four times per year, unless otherwise agreed by a vote of the majority of directors, and shall have informal conference calls or meetings as needed between meeting dates. The Company shall reimburse all non-employee members of the Board of Directors for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.
               (b) Directors’ and Officers’ Indemnity. The Company’s amended and restated certificate of incorporation, as in effect, or Bylaws shall provide (a) for the elimination of the liability of directors for breach of fiduciary duty to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company.
               (c) Directors’ and Officers’ Insurance. The Company has, and shall maintain, directors’ and officers’ insurance, which is with a carrier and in an amount (not less than $3,000,000) that is and shall remain reasonably satisfactory to the Board of Directors and the holders of a majority of the Preferred Stock until the provisions of this Section 5 terminate. In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume Company’s obligations with respect to indemnification of the members of the Board of Directors.
          5.8 Termination. The covenants and other provisions of this Section 5 shall terminate (a) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to, the public or (b) upon the consummation of a Deemed Liquidation.
     6. GENERAL PROVISIONS.
          6.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) upon successful transmission if sent by e-mail or by facsimile at the address and number set forth below, with a confirming copy sent by U.S. mail if receipt of such email or facsimile has not been acknowledged in a timely manner; (c) three (3) business days after deposit in the U.S. mail first class, postage prepaid, addressed to the party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this section by giving the other party written notice of the new address in the manner set forth above.
          (a) If to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto.

          (b) If to the Company, marked “Attention: President”, at 177 Huntington Avenue, 15th floor, Boston, MA 02115, fax (617) 301-5041.
          6.2 Entire Agreement. This Agreement and the schedules and exhibits hereto which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
          6.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to that body of laws pertaining to conflict of laws. With respect to any claim arising out of or related to this Agreement or the Securities purchased hereunder, each Investor hereby agrees that such claim may be brought in the courts located in the State of California and submits and consents to the jurisdiction of the courts located in the State of California.
          6.4 Severability. If any paragraph, provision or clause of this Agreement shall be found or be held to be illegal, invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision that most nearly effects the parties’ intent in entering into this Agreement.
          6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
          6.6 Successors And Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
          6.7 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.
          6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          6.9 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
          6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this

Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.
          6.11 Aggregation of Stock. For purposes of this Agreement, all shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
          6.12 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
          6.13 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
          6.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to any Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of the Company, or any such Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or an Investor of any breach of default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or an Investor shall be cumulative and not alternative.
          6.15 Amendment of Original Investor Rights Agreement. The Original Investor Rights Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 4.2 of the Original Investor Rights Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Original Investor Rights Agreement are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights’ Agreement as of the date and year first written above.

CARBONITE, INC.
By:	/s/ David Friend
David Friend, President

[Third Amended and Restated Investors’ Rights Agreement]

INVESTORS:

/s/ William Nelson

William Nelson

/s/ David Friend

David Friend

WATERLINE CAPITAL, LLC

By: /s/ Alexander Levine

Alexander Levine, Member

/s/ Jeffry Flowers

Jeffry Flowers

/s/ Todd Krasnow

Todd Krasnow

/s/ Susan E. Pravda

Susan E. Pravda, individually and under power of attorney for each of Barbara Santoro, Robert Kargman, the Oaks Family LLC, Morton Goulder, James Kendall, Pierre MacDonald, Kent Jespersen, Richard Karash, Stephen Andress, Henry Kay, Eric Rosenfeld, Doug Drane, the Lauer-Williams Family Trust, James A. Manzi and Paul D. Broude

/s/ Jarvis P. Kellogg

Jarvis P. Kellogg

/s/ Michael J. Tuteur

Michael J. Tuteur

/s/ Mark Butler

Mark Butler

COMMONANGELS CO-INVESTMENT FUND II LLC:

By: /s/ Chris Sheehan

Name: Chris Sheehan
Title: Managing Director

Alain Hanover
[Third Amended and Restated Investors’ Rights Agreement]

Edward B. Roberts Trust —2003

By: /s/ Edward B Roberts

Edward B Roberts, Trustee

Nancy H. Roberts Trust —2003

By: /s/ Nancy H. Roberts

Nancy H. Roberts, Trustee

James Rosen

/s/ Charles Stuckey

Charles Stuckey

/s/ Stephen Woit

Stephen Woit

P.D. Birch Nominee No. 1 Trust:

By: /s/ P.D. Birch

P.D. Birch, Trustee

US Unlimited Inc.

By:

Richard Mastromatteo, President

/s/ Stephen R. Levy

Stephen R. Levy

/s/ James E. Bryant

James E. Bryant

/s/ Michael Perlmutter

Michael Perlmutter

/s/ Gabriel Schmergel

Gabriel Schmergel

/s/ Enrico Ancona

Enrico Ancona

Stuart Lewtan

/s/ Arthur Goldstein

Arthur Goldstein

/s/ Andrew Nichols

Andrew Nichols
[Third Amended and Restated Investors’ Rights Agreement]

Peter Besen

Bob Frankston

/s/ Donald Shulsinger

Donald Shulsinger

S&S Investments, a partnership

By: /s/ Jack Swartz

Jack Swartz, Partner

/s/ David Baum

David Baum

/s/ Kenneth Morse

Kenneth Morse

SHARPTOWN LIMITED:

By: /s/ Kiran Chandubhai Patel

Name: Kiran Chandubhai Patel
Title: Director

By: /s/ Simon Paul Alen Brewer

Name: Simon Paul Alen Brewer
Title: Director

/s/ Jeff Robison

Jeff Robison

/s/ Floyd Bradley

Floyd Bradley

/s/ Philip Byrne

Philip Byrne

Bantam Group LLC

/s/ Joseph Caruso

Joseph Caruso, President

/s/ W. Nelson Dilg

W. Nelson Dilg
[Third Amended and Restated Investors’ Rights Agreement]

MENLO VENTURES X, L.P. MENLO ENTREPRENEURS FUND X, L.P. MMEF X, L.P.
BY:	MV MANAGEMENT X, L.L.C.
Their General Partner

By:	/s/ Pravin Vazirani
Managing Member

FOUR RIVERS PARTNERS, L.P.
BY:	FSL Capital, LLC, its General Partner

By:	/s/ Farouk Ladha
Farouk Ladha, Managing Member

TRANSLINK CAPITAL PARTNERS I, L.P.
BY:	Translink Management I, L.L.C., its general
partner

By:	/s/ Jay Eum
Jay Eum, Managing Director

REDPINE FINANCE HOLDINGS, INC.
By:	/s/ Shang Chan
Name: Shang Chan
Title: Authorized Signatory

[Third Amended and Restated Investors’ Rights Agreement]

PERFORMANCE DIRECT INVESTMENTS, II, L.P.
By:	Performance Direct Investors II, a series of
Performance Equity Management, LLC, its general
partner

By:	Performance Equity Management, LLC

By:	/s/ Jeff Barman
	Name:	Jeff Barman
	Title:	Managing Director

FIRST PLAZA GROUP TRUST

JPMorgan Chase Bank, National Association, as trustee
for First Plaza Group Trust for the sole benefit of
Pool PMI-127 (beneficially owned by General Motors
Hourly-Rate Employees Pension Plan)

By:	/s/ Joseph Connell
	Name:	Joseph Connell
	Title:	Vice President

JPMorgan Chase Bank, National Association, as trustee for First Plaza Group Trust for the sole benefit of Pool PMI-129 (beneficially owned by General Motors Retirement Program for Salaried Employees)
By:	/s/ Joseph Connell
	Name:	Joseph Connell
	Title:	Vice President

[Third Amended and Restated Investors’ Rights Agreement]

JPMorgan Chase Bank, National Association, as trustee for First Plaza Group Trust for the sole benefit of Pool PMI-128 (beneficially owned by Delphi Hourly-Rate Employees Pension Plan)
By:	/s/ Joseph Connell
	Name:	Joseph Connell
	Title:	Vice President

JPMorgan Chase Bank, National Association, as trustee for First Plaza Group Trust for the sole benefit of Pool PMI-130 (beneficially owned by Delphi Retirement Program for Salaried Employees
By:	/s/ Joseph Connell
	Name:	Joseph Connell
	Title:	Vice President

SHARPTOWN LIMITED:
By:
Name:
Title:

[Third Amended and Restated Investors’ Rights Agreement]

CROSSLINK VENTURES V, L.P.
By:	Crosslink Ventures V Holdings, L.L.C.,
Its General Partner

By:	/s/ Jerome Contro
Jerome Contro, Authorized Signatory

OFFSHORE CROSSLINK VENTURES V UNIT TRUST
By:	Crosslink Ventures V Holdings, L.L.C.,
Investment Manager

By:	/s/ Jerome Contro
Jerome Contro, Authorized Signatory

CROSSLINK BAYVIEW V, L.L.C.
By:	/s/ Jerome Contro
Jerome Contro, Authorized Signatory

CROSSLINK CROSSOVER FUND V, L.P.
By:	Crossover Fund V Management, L.L.C.,
Its General Partner

By:	/s/ Jerome Contro
Jerome Contro, Authorized Signatory

OCTAVE FUND
By:	/s/ Gary Hromadko
Gary Hromadko, Managing Member

[Third Amended and Restated Investors’ Rights Agreement]

EXHIBIT A
List of Investors
Name, Address and Fax Number
_________________________
William Nelson
P.O. Box 1105
Bala Cynwyd, PA 19004
Fax: (630) 577-9183
David Friend
267 Clarendon Street
Boston, MA 02116
Fax: 9309)318-2183
Douglas Drane
4 King George Drive
Londonderry, NH 03053
Waterline Capital, LLC
c/o Alexander Levine
790 Boylston St., #26H
Boston, MA 02199
Fax: (617) 262-7272
Morton E. Goulder
c/o Flegal law Firm
147 Main Street
Nashua, NH 03060
Fax: (603) 882-6557
James Kendall
676 Reef Rd.
Vero Beach, FL 32963
Fax: (772) 231-2631
Mark Butler
4310 Soldier Trail
Tucson, AZ
Fax: (520) 290-3724
Lauer-Williams Family Trust
c/o Michael Williams, Trustee
327 Lewis Wharf
Boston, MA 02110
[Third Amended and Restated Investors’ Rights Agreement]

Jeffry Flowers
391 Ocean Avenue
Marblehead, MA 01945
Todd Krasnow
57 The Ledges Road
Newton, MA 02459
Susan E. Pravda
Jarvis P. Kellogg
James A. Manzi
Paul D. Broude
Michael J. Tuteur
c/o Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199
Fax: (617) 342-4001
Eric Rosenfeld
c/o Crescendo Partners, L.P.
10 E. 53rd Street
New York, NY 10022
Fax: (212) 319-0760
Kent Jespersen
#15, 10 St. Julien Drive, S.W.
Calgary, Alberta, Canada T2T 6E2
Fax: (403) 287-0025
Pierre MacDonald
11 O’Reilly, App. 1508,
Verdun, Quebec, Canada H3E 1T6
Fax: (514) 762-3484
Stephen Andress
c/o Nutter McClennen & Fish LLP
155 Seaport Blvd.
Boston, MA 02210
Fax: (617) 310-9293
Henry Kay
61 Dean Road
Weston, MA 02493
Fax: (781) 235-9325
[Third Amended and Restated Investors’ Rights Agreement]

Richard Karash
23 Shore Road
P.O. Box 296
Grantham, NH 03753
Fax: (617) 812-5365
Robert M. Kargman
The Oaks Family LLC, Robert M. Kargman, Managing Member
151 Tremont Street — Penthouse
Boston, MA 02111
Fax: (617)
Barbara Santoro
256 Beacon St., Apt. 5
Boston, MA 02116
Fax: (617) 425-4979
Floyd Bradley
The Steven Howard Bradley Memorial Trust
5 Pont Street News
London SW1X 0AF
United Kingdom
CommonAngels Co-Investment Fund II, LLC
c/o Chris Sheehan, Managing Director
One Cranberry Hill
Lexington, MA 02421
Fax: (781) 862-8367
Alain Hanover
Edward B. Roberts Trust — 2003
Nancy H. Roberts Trust — 2003
James Rosen
Charles Stuckey Jr.
Steven Woit
P.D. Birch Nominee Trust No. 1
US Unlimited Inc.
Stephen R. Levy
James E. Bryant
Michael Perlmutter
Gabriel Schmergel
Enrico Ancona
Stuart Lewtan
Arthur L. Goldstein
Andrew L. Nichols
[Third Amended and Restated Investors’ Rights Agreement]

Peter Besen
Bob Frankston
Don Shulsinger
S&S Investments
David Baum
Kenneth Morse
c/o Common Angels Co-Investment Fund II, LLC (see above)
Menlo Ventures X, L.P.
Menlo Entrepreneurs Fund X, L.P.
MMEF X, L.P.
3000 Sand Hill Road
Building 4, Suite 100
Menlo Park, CA 94025
Attn: Pravin Vazirani
Tel: 650-854-8540
Fax: 650-854-7059
Four Rivers Partners, L.P.
2441 Fillmore Street
San Francisco, CA 94115
Attn: Farouk Ladha
Tel: 415-922-6245
Fax: 415-922-0744
Jeff Robison
12 Avondale Road
Newton, MA 02459
Tel: 617-527-9009
Fax: 617-527-9009
Performance Direct Investments, II, L.P.
2 Pickwick Plaza, Suite 310
Greenwich, CT 06830-5424
Attn: Jeff Barman
First Plaza Group Trust
c/o JP Morgan Chase Bank
Private Equity Fund Services
1 Chase Manhattan Plaza, 17th floor
New York, NY 10005-1401
Attn: Edward J. Petrow
With a copy to Jeff Barman and Frantz Jean-Baptiste at the above address
Floyd Bradley
1482 East Valley Road
PO Box 975
Santa Barbara, CA 93108
[Third Amended and Restated Investors’ Rights Agreement]

Philip Byrne
55 Constellation Wharf
Charlestown, MA 02129
Bantam Group LLC
c/o Joseph Caruso
50 Bay Colony Drive
Westwood, MA 02090-2511
W. Nelson Dilg
POB 271
Egg Harbor, NJ 08215
Crosslink Ventures V, L.P.
Offshore Crosslink Ventures V Unit Trust
Crosslink Bayview V, L.L.C.
Crosslink Crossover Fund V, L.P.
Octave Fund
Two Embarcadero Center
Suite 2200
San Francisco, CA 94111
Attn: Gary Hromadko
[Third Amended and Restated Investors’ Rights Agreement]